Exhibit 99.1

PRESS RELEASE OF MATRIXX INITIATIVES, INC.

Matrixx Initiatives, Inc. Revises Guidance Upward for 2003

Fiscal Year

Heightened Cold Season Increases Consumer Demand for Zicam Brand Products

PHOENIX, AZ, January 7, 2004/PRNewswire/ — Matrixx Initiatives, Inc. (Nasdaq: MTXX), developer and distributor of the expanded line of Zicam® Cold Remedy products, today upwardly revised its guidance for fiscal year 2003. The Company expects total 2003 revenues to grow by greater than 80 percent compared to 2002 and fully diluted earnings per share to be in the range of $0.33 to $0.38. In 2002 Matrixx reported net sales of $23.5 million and earnings per share of $0.14 (exclusive of a one-time deferred tax asset accrual). This updates the Company’s previous guidance of a 50% increase in revenue and earnings per share of $0.25-$0.30. The increase in the guidance for 2003 reflects a much greater incidence of colds than previously anticipated.

About Matrixx Initiatives, Inc.

Matrixx Initiatives, Inc. is engaged in the development, manufacture and marketing of over-the-counter (OTC) pharmaceuticals which utilize innovative drug delivery systems. Zicam, LLC, its wholly-owned subsidiary, produces, markets and sells Zicam® Cold Remedy nasal gel, a patented, homeopathic remedy that has been clinically proven to reduce the duration and severity of the common cold. In studies published in the October 2000 issue of ENT — Ear, Nose and Throat Journal, and separately in the January 2003 issue of QJM: An International Journal of Medicine, the Zicam Cold Remedy nasal gel product was shown to reduce the duration of the common cold. The Company also manufactures and markets a full line of Zicam brand pharmaceuticals, including Zicam Cold Remedy Swabs; Zicam Kids Size Cold Remedy Swabs; Zicam Cold Remedy Oral Mist, Zicam Cold Remedy Chewables, Zicam Cold Remedy RapidMelts, Zicam Allergy Relief, Zicam Extreme Congestion Relief; Zicam Sinus Relief; and Zicam Nasal Moisturizer. For more information regarding Matrixx products, go to www.zicam.com. To find out more about Matrixx Initiatives, Inc. (Nasdaq: MTXX), visit our website at www.matrixxinc.com. For additional information, contact William Hemelt, executive vice president and chief financial officer, 602-387-5353, whemelt@matrixxinc.com, or Lynn Romero, investor relations, at 602-387-5353, lromero@matrixxinc.com. Matrixx is located at 2375 East Camelback Road, Suite 500, Phoenix, Arizona 85016.

Matrixx Forward Looking Statement Disclaimer:

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s expectations that it will achieve in 2003 revenue growth of greater than 80% over 2002, and fully diluted earnings per share of $0.33 to $0.38 EPS for 2003. These forward-looking statements are based on the Company’s expectations and are subject to a number of risks and uncertainties, many of which cannot be predicted or quantified and are beyond the Company’s control. Actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Some factors that could cause actual results to differ materially from the Company’s expectations include issues that may arise in the process of finalizing the Company’s financial statements for 2003. Other factors that could cause actual results to differ materially from the Company’s expectations are described in the Company’s most recent Quarterly Report on Form 10-Q filed pursuant to the Securities and Exchange Act of 1934 in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under the subheading “Risk Factors” filed pursuant to the Securities Exchange Act of 1934.